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                                   EXHIBIT 11

               OXBORO MEDICAL INTERNATIONAL, INC. AND SUBSIDIARIES
                         PER SHARE EARNINGS COMPUTATION
                                   (Unaudited)



                                                   Three Months Ended                      Nine Months Ended
                                                        June 30                                 June 30
                                           -----------------------------------     -----------------------------------
                                                1996                1995                1996                1995
                                           ---------------     ---------------     ---------------      --------------

Weighted average number of common shares
outstanding                                   2,672,278           2,672,278           2,672,278            2,672,278

Common stock equivalent due to assumed
exercise of options                                  -0-                 -0-                 -0-                  -0-
                                           ---------------     ---------------     ---------------      --------------

Total shares                                  2,672,278           2,672,278           2,672,278            2,672,278
                                           ===============     ===============     ===============      ==============

Net earnings                                $    99,821          $   47,717         $   139,416           $  122,701
                                           ===============     ===============     ===============      ==============

Earnings per share                         $         .04       $         .02       $         .05        $         .05
                                           ===============     ===============     ===============      ==============

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